Exhibit 10.11
                                    AMENDMENT


     This Amendment (the "Amendment)" dated June 17, 1997 to that certain Management Agreement ("Agreement") by and between Channel 32 Incorporated ("Licensee") and Newco of Oregon, Inc. dated February 6, 1997, is made by and between Licensee and Acme Television Holdings of Oregon, L.L.C., assignee of
Newco's interest under the Agreement ("Broker"). All capitalized terms used herein shall refer to the definitions set forth in the Agreement and in the Purchase Agreement.

     1. Section 2.2 (b) of the Agreement provides that at the Closing as defined in the Purchase Agreement, Seller shall execute a Promissory Note with Broker as Lender in the amount of 20% of the net losses incurred by Broker ("Principal") under the Agreement.

     2. The parties hereto have been able to determine the amount of Principal due to Broker for the period from the commencement of the Agreement through April 30, 1997, however, the parties have not determined the amount of Principal due to Broker for the period May 1 through the Closing Date.

     3. The parties therefore agree that, on the Closing Date, Licensee shall execute and deliver to Broker a Promissory Note in the form attached hereto as Exhibit A in the amount of Principal due to Broker through April 30, 1997, and further, that upon the earlier of sixty (60) days after the Closing Date or within five (5) business days after the amount of additional Principal has been determined by mutual agreement, Licensee shall deliver to Broker an Amended Promissory Note with a Principal amount equal to 20% of the aggregate net losses of Broker from the commencement of the Agreement through the Closing Date. Interest on the Principal amount of the Amended Promissory Note shall be calculated as accruing from the Closing Date. Upon delivery to Broker of the Amended Promissory Note, Broker shall cancel, mark as void and deliver to Licensee the Promissory Note delivered at the Closing.

     4. In the event that the parties can not agree as to the net losses incurred by Broker for the period May 1 through the Closing Date, the matter shall be referred to the decision of a mutually acceptable CPA, whose decision shall be final and binding on the parties. Such referral shall occur if the Amended Promissory Note has not been executed and delivered to Broker within sixty (60) days of the Closing Date.

     5. All other terms and conditions of the Agreement shall remain in full force and effect, and shall not be deemed to be modified hereby, unless and only to the extent specifically referred to herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, intending to be bound by the provisions hereof, as of the date set forth above.



                                        CHANNEL 32 INCORPORATED




                                        /s/Roy Rose
                                        ---------------------------------
                                        Roy Rose, Chief Executive Officer





                   ACME TELEVISION HOLDINGS OF OREGON, L.L.C.





                                        /s/Douglas Gealy
                                        ----------------------------------
                                        Douglas Gealy, Managing Member


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